Exhibit 23.2(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 for United States Commodity Index Funds Trust (333-187515) of our report dated March 10, 2014 relating to the statements of financial condition for the years ended December 31, 2013 and 2012, including the schedules of investments as of December 31, 2013 and 2012 and the related statements of operations, changes in capital and changes in shares outstanding and cash flows for the years ended December 31, 2013, 2012 and 2011of United States Commodity Index Funds Trust included in the Form 10-K of United States Commodity Index Funds Trust and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP
Greenwood Village, Colorado
April 3, 2014